FOR IMMEDIATE RELEASE

For More Information Contact: abrdn
U.S. Closed-End Funds Investor
Relations

1-800-522-5465

Investor.Relations@abrdn.com

First Trust Advisors L.P.

1-800-988-5891

info@ftportfolios.com

ABRDN INCOME CREDIT STRATEGIES FUND (ACP) AND FIRST TRUST HIGH INCOME LONG/SHORT FUND (FSD) ANNOUNCE CLOSING OF REORGANIZATION

(Philadelphia, PA and Wheaton, IL, July 22, 2024) – abrdn Income Credit Strategies Fund (NYSE: ACP) (“ACP” or the “Acquiring Fund”) and First Trust High Income Long/Short Fund (NSYE: FSD) (“FSD” or the “Acquired Fund”) announce today the completed reorganization of the Acquired Fund with the Acquiring Fund after close of regular business on July 19, 2024.

In the reorganization, common shareholders of FSD received an amount of ACP common shares with a net asset value equal to the aggregate net asset value of their holdings of FSD common shares, as determined at the close of regular business on July 19, 2024.

Relevant details pertaining to the reorganization are as follows:

Acquiring Fund	Website for additional information	Acquired Fund	Acquiring Fund NAV per Share ($) 7/19/24	Conversion Ratio
ACP	abrdnacp.com	FSD	6.6326	1.893482

There are no proposed changes to the current investment objective, strategies, structure, or policies of the Acquiring Fund as a result of the reorganization.

abrdn welcomes the FSD shareholders to the abrdn Fund family. As a leading global asset manager, abrdn is dedicated to creating long-term value for our clients. As of March 31, 2024, abrdn manages over $472.8 billion in assets on behalf of institutional and retail clients worldwide and believes that our global footprint ensures that we are always close to our clients and the challenges they face. For more information on the abrdn range of open-end and closed-end mutual funds please visit abrdn.com/us.

Important Information

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited., abrdn Asia Limited, and abrdn ETFs Advisors LLC.

First Trust Advisors LP. (“FTA”) is a federally registered investment advisor and serves as the investment advisor of the Fund. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $228 billion as of June 30, 2024, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds, and separate managed accounts.

FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

The information in this press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Acquiring Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that the Acquiring Fund will achieve its investment objective. Past performance does not guarantee future results.

abrdnacp.com

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